SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant    ( )

Filed by a Party other than the Registrant    (X)

Check the appropriate box:

( )   Preliminary Proxy Statement

( )   Definitive Proxy Statement

(X)   Definitive Additional Materials

( )   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                   Santa Fe Pacific Corporation
        Name of Registrant as Specified In Its Charter

                   Union Pacific Corporation
        (Names of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2).

( )   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

( )   Fee computed on table below per Exchange Act Rules 14a-
      6(i)(4) and 0-11.

(X) Check box if any party of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:  $125 on October 13, 1994
      (2)  Form, Schedule or Registration Statement No.: Schedule 14A
      (3)  Filing Party: Same as above
      (4)  Date Filed: October 13, 1994



                   To All Santa Fe Pacific Shareholders:
                   CASH + VOTING TRUST = FAST TRACK DEAL

                         It's A Whole New Equation

 Union Pacific Corporation wants to acquire all shares of Santa Fe Pacific common stock -- and we want to do it as soon as possible. We want no delays and no risks for you in connection with approval of a Union Pacific/Santa Fe combination by the Interstate Commerce Commission.*
 So we've entirely revised our proposal to negotiate an acquisition of Santa Fe. Here's what we've proposed to do:

 * Purchase approximately 57% of       * Set up a Voting Trust in which
   all shares of Santa Fe common         we would place all shares of
   stock in a cash tender offer          Santa Fe common stock acquired
   at $17.50 per share.  The cash        by Union Pacific -- whether in
   tender offer has already              the cash tender offer or second-
   begun.                                step merger.  This means you do
                                         not have to wait for or bear the
 * Acquire the remaining shares          risk of ICC approval in order to
   of Santa Fe common stock in a         receive payment for your Santa
   second-step merger in exchange        Fe shares.*
   for shares of Union Pacific
   common stock.  Based on Union       * Enter into immediate merger
   Pacific's closing market price        negotiations with Santa Fe's
   on November 8 (the last               board of directors.  Towards
   trading day before our revised        this end, we are sending Santa
   proposal was publicly                 Fe a proposed form of Merger
   announced), the value of the          Agreement.
   consideration in the second-
   step merger would be
   equivalent to the tender offer
   price.

 Union Pacific's revised proposal and the cash tender offer are conditioned on the Burlington Northern merger not being approved by Santa Fe shareholders and on Santa Fe and Union Pacific entering into a negotiated Merger Agreement. If Santa Fe shareholders approve the Burlington Northern merger, Union Pacific will withdraw its proposal and terminate the cash tender offer.

                        Here's How Fast It Could Go

 The sooner your board of directors begins good faith negotiations with Union Pacific, the sooner you could receive payment for your Santa
  Fe shares. In order to move things along even more quickly, we've eliminated our due diligence condition and our proposal is not subject to a financing condition. If Santa Fe shareholders vote AGAINST the Burlington Northern merger and Santa Fe enters into a Merger Agreement with Union Pacific:

 * You could receive $17.50 per        * You could receive the merger
   share in cash for                     consideration for your remaining
   approximately 57% of your             shares just a few months later.
   shares before the end of next
   month pursuant to the terms
   and conditions of Union
   Pacific's cash tender offer.

 Remember, under the Burlington Northern meger, you -- as a Santa Fe shareholder -- bear the entire risk of ICC approval, and even if ICC approval is obtained you may have to wait from 1 1/2 to 2 1/2 years before you receive anything for your shares from Burlington Northern.

             Send a message to the Santa Fe board of directors
  By voting against the Burlington Northern merger, you can tell the Santa Fe board to come to the negotiating table now.
             Please sign, date and return the GOLD proxy today.

                          Put it on the fast track
                               Union Pacific
                                Corporation
 November 10, 1994
 If you need assistance or information, please call our solicitor: Morrow & Co., Inc. at (800) 662-5200.
 Union Pacific's revised proposal is subject, among other things, to termination of the Burlington Northern/Santa Fe merger agreement in accordance with its terms, negotiation of a mutually satisfactory merger agreeement with Santa Fe in accordance with the terms of Santa Fe's existing merger agreement with Burlington Northern and approval of the respective Boards of Directors of Santa Fe and Union Pacific. A vote of stockholders of Santa Fe and Union Pacific is not required in order to consummate the cash tender offer. Approval of Santa Fe stockholders (but not Union Pacific stockholders) is required in order to consummate the second-step merger. The revised Union Pacific proposal is not subject to approval of the Interstate Commerce Commission (other than as referred to in the footnote appearing below), a due diligence condition or financing. The Burlington Northern/Santa Fe merger agreement is subject to approval of the Interstate Commerce Commission and the respective stockholders of Burlington Northern and Santa Fe. Because of fluctuations in the market value of Union Pacific common stock and Burlington Northern common stock, there can be no assurances as to the actual value that Santa Fe stockholders would receive pursuant to the second-step merger contemplated by the revised Union Pacific proposal or the Santa Fe/Burlington Northern merger.
 This solicitation is neither an offer to sell nor a solicitation of offers to buy any securities which may be issued in any merger or similar business combination involving Union Pacific and Santa Fe. The issuance of such securities would have to be registered under the Securities Act of 1933 and such securities would be offered only by means of a prospectus complying with the requirements of such Act.
 __________

 * Union Pacific is requesting the Staff of the ICC to provide an informal, non-binding opinion to the effect that the ICC approves the use of a Voting Trust by Union Pacific without the imposition of any conditions unacceptable to Union Pacific. Receipt of such opinion is a condition of Union Pacific's revised proposal and of the cash tender offer. Union Pacific believes it will obtain such opinion from the Staff of the ICC.